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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 4


                              TRITON ENERGY LIMITED
             (Exact name of registrant as specified in its charter)


           CAYMAN ISLANDS                                      NONE
   (State or other jurisdiction of                         (IRS Employer
           incorporation)                               Identification No.)


       CALEDONIAN HOUSE, JENNETT STREET
                 P.O. BOX 1043
                  GEORGE TOWN
         GRAND CAYMAN, CAYMAN ISLANDS                             NA
   (Address of principal executive offices)                   (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

           TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
           TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED

       Ordinary Shares, par value                   New York Stock Exchange
             $0.01 per share

    Preference Share Purchase Rights                New York Stock Exchange


       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE


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ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

         This Amendment No. 4 amends and supplements the Form 8-A originally filed on March 25, 1996 (the "Initial 8-A"), as amended by Amendment No. 1 filed on August 5, 1996, Amendment No. 2 filed on October 7, 1998 and Amendment No. 3 filed on February 5, 1999 (such amendments being referred to herein as the "Prior Amendments"), by Triton Energy Limited, a company limited by shares organized under the laws of the Cayman Islands (the "Company").

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The description of the Company's ordinary shares, par value $0.01 per share (the "Ordinary Shares"), and the Series A junior participating preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 25, 1996, as amended (the "Rights Agreement"), by and between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent, contained under the caption "Item 1. Description of Registrants' Securities to be Registered" in the Initial 8-A and the Prior Amendments are incorporated herein by reference.

         On July 9, 2001, the Company entered into an Acquisition Agreement, which was amended as of July 17, 2001 (the "Acquisition Agreement"), with Amerada Hess Corporation, a Delaware corporation ("Amerada Hess"), and Amerada Hess (Cayman) Limited, a company limited by shares organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Amerada Hess ("Purchaser"). Under the terms of the Acquisition Agreement, Purchaser agreed to make a tender offer to purchase all of the existing unconditionally allotted or issued and fully paid Ordinary Shares, including the associated Rights, and any further Ordinary Shares, including the associated Rights, which are unconditionally allotted or issued and fully paid before the date and time on which the Offer (as defined below) expires, at a price of $45.00 per Ordinary Share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 17, 2001, and the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

         In connection with the Acquisition Agreement, HM4 Triton, L.P., a Cayman Islands exempted limited partnership ("HM4 Triton"), and certain other shareholders of the Company (the "Principal Shareholders") entered into a Principal Shareholders Agreement, dated as of July 9, 2001, with Purchaser, Amerada Hess and the Company (the "Principal Shareholders Agreement"). The Principal Shareholders have agreed pursuant to the Principal Shareholders Agreement, among other things, (i) to tender pursuant to the Offer their Ordinary Shares and (ii) to conditionally (conditioned on Purchaser accepting for payment Ordinary Shares in the Offer) convert their 8% convertible preference shares, par value $0.01 per share (the "Preferred Shares"), of the Company and tender pursuant to the Offer the Ordinary Shares issuable upon conversion of the Preferred Shares. The Acquisition Agreement requires Purchaser to accept for payment and pay for all Ordinary Shares owned by the Principal Shareholders and all Ordinary Shares issuable upon conversion of the Preferred Shares owned by the Principal Shareholders if


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Purchaser accepts for payment any Ordinary Shares pursuant to the Offer. The
Principal Shareholders Agreement also provides that if the Ordinary Shares beneficially owned by the Principal Shareholders (including Ordinary Shares issuable upon the conditional conversion and tender of the Preferred Shares) are not purchased pursuant to the Offer (excluding for this purpose any subsequent offering period pursuant to Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended), Purchaser shall purchase the Ordinary Shares and the Preferred Shares beneficially owned by the Principal Shareholders following the expiration of the initial offering period (including any extensions thereof, but excluding any subsequent offering period). The purchase price for the Ordinary Shares would be $45.00 per share in cash and the purchase price for the Preferred Shares would be $180.00 per share, plus any accumulated and unpaid dividends thereon, in cash.

         In connection with the Acquisition Agreement, the Company and Mellon Investor Services LLC executed Amendment No. 4 to Rights Agreement on July 9, 2001 ("Amendment No. 4"). Amendment No. 4 provides that the Rights Agreement is inapplicable to the transactions contemplated by the Acquisition Agreement and the Principal Shareholders Agreement. It also provides that Amerada Hess and Purchaser or the affiliates and associates of each shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement) (i) until the Acquisition Agreement and the Principal Shareholders Agreement shall terminate and neither Amerada Hess nor Purchaser purchases any Ordinary Shares or Preferred Shares pursuant thereto or (ii) if Amerada Hess or Purchaser has purchased any Ordinary Shares or Preferred Shares pursuant thereto then at such time after such purchase that Amerada Hess, Purchaser and their respective affiliates and associates, collectively, cease to be the beneficial owner of at least 10% or more of the number of outstanding Ordinary Shares (assuming for the purpose of this calculation the conversion or exchange of all outstanding securities of the Company convertible into or exchangeable into Ordinary Shares). Notwithstanding anything in the Acquisition Agreement to the contrary, a Share Acquisition Date and a Distribution Date (each as defined in the Rights Agreement) will not be deemed to have occurred as a result of the execution of the Acquisition Agreement or the Principal Shareholders Agreement, or the public announcement or consummation (or the public announcement of such consummation) of the transactions contemplated by the Acquisition Agreement or the Principal Shareholders Agreement, or any other acquisition by Amerada Hess, Purchaser or any of their affiliates or associates of beneficial ownership of Ordinary Shares or Preferred Shares, or any public announcement thereof, after the purchase by Amerada Hess or Purchaser of Ordinary Shares or Preferred Shares pursuant to the Acquisition Agreement or the Principal Shareholders Agreement, until after such time as Amerada Hess, Purchaser and their respective affiliates and associates cease to be the beneficial owner of an aggregate of 10% or more of the number of outstanding Ordinary Shares (assuming for the purpose of this calculation the conversion or exchange of all outstanding securities of the Company convertible into or exchangeable for Ordinary Shares).

         The Rights Agreement, the Prior Amendments and Amendment No. 4 are attached hereto as Exhibits 1 through 5, each of which is incorporated herein by reference. The foregoing description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to Exhibit 5.


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ITEM 2.  EXHIBITS.

1. Rights Agreement, dated as of March 25, 1996, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 4.1 to the Company's Form 8-A filed on March 25, 1996, and incorporated herein by reference).

2. Amendment No. 1 to Rights Agreement, dated as of August 2, 1996, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 2 to the Company's Form 8-A/A filed on August 5, 1996, and incorporated herein by reference).

3. Amendment No. 2 to Rights Agreement, dated as of August 30, 1998, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 1 to the Company's Form 8-A/A filed on October 7, 1998, and incorporated herein by reference).

4. Amendment No. 3 to Rights Agreement, dated as of January 5, 1999, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 1 to the Company's Form 8-A/A filed on February 5, 1999, and incorporated herein by reference).

5. Amendment No. 4 to Rights Agreement, dated as of July 9, 2001 between the Company and Mellon Investor Services LLC (as successor to Chemical
         Bank), as Rights Agent (previously filed as Exhibit 4.1 to the Company's Form 8-K dated July 9, 2001, and filed July 11, 2001, and incorporated herein by reference).


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 TRITON ENERGY LIMITED


Date:  July 25, 2001                             By: /s/ W. GREG DUNLEVY
                                                     ---------------------------
                                                 Name: W. Greg Dunlevy
                                                       -------------------------
                                                 Title: Senior Vice President
                                                        ------------------------


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                                  EXHIBIT INDEX

    EXHIBIT NO.                          DESCRIPTION
    -----------                          -----------
         1.       Rights Agreement, dated as of March 25, 1996, between the
                  Company and Mellon Investor Services LLC (as successor to
                  Chemical Bank), as Rights Agent (previously filed as Exhibit
                  4.1 to the Company's Form 8-A filed on March 25, 1996, and incorporated herein by reference).

         2.       Amendment No. 1 to Rights Agreement, dated as of August 2,
                  1996, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 2 to the Company's Form 8-A/A filed on August 5,
                  1996, and incorporated herein by reference).

         3.       Amendment No. 2 to Rights Agreement, dated as of August 30,
                  1998, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 1 to the Company's Form 8-A/A filed on October 7,
                  1998, and incorporated herein by reference).

         4.       Amendment No. 3 to Rights Agreement, dated as of January 5,
                  1999, between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 1 to the Company's Form 8-A/A filed on February 5,
                  1999, and incorporated herein by reference).

         5. Amendment No. 4 to Rights Agreement, dated as of July 9, 2001 between the Company and Mellon Investor Services LLC (as successor to Chemical Bank), as Rights Agent (previously filed as Exhibit 4.1 to the Company's Form 8-K dated July 9, 2001, and filed July 11, 2001, and incorporated herein by reference).